Exhibit 99.1

[LOGO]INTERWOVEN

Contact:

Dave Allen

Interwoven, Inc.

(408) 530-5745

dallen@interwoven.com

Interwoven Announces Preliminary First Quarter 2003 Results

SUNNYVALE, Calif. – April 2, 2003 – Interwoven, Inc, (Nasdaq: IWOV), a world leader in content management for the enterprise, today announced it expects total revenue in the fiscal quarter ended March 31, 2003 to be in the range of $24.5 million to $25.5 million. On a GAAP basis, net loss for the quarter is expected to be in the range of -$0.09 to -$0.10 per share on both a basic and a fully diluted basis. Pro forma net loss for the quarter is expected to be in the range of -$.07 to -$.08 per share on both a basic and fully diluted basis. Pro forma net loss differs from GAAP net loss because it excludes the following expenses: amortization of intangible assets of approximately $500,000; amortization of deferred stock-based compensation of approximately $500,000; and restructuring charges of approximately $1.0 million to $1.5 million.

The Company believes that its pro forma results provide useful information to investors because they reveal the Company’s results excluding non-cash and cash expenses that the Company believes are not indicative of its on-going operations. However, Interwoven urges readers to review and consider carefully the GAAP financial information contained in the Company’s SEC filings and in earnings releases.

The Company will hold a brief conference call today at 2:00 pm PST to discuss these preliminary results. The dial in number is (913) 981-4901. The replay number is (719) 457-0820 (Confirmation number for both calls is 496201). The replay will be available from April 2, 2003 – April 4, 2003.

In addition, the Company’s regular conference call to report final results for the quarter ended March 31, 2003 is scheduled for April 17 at 2:00 pm PST. The dial-in number is (913) 981-4901. The replay number is (719) 457-0820 (Confirmation number for both is 532417). The replay will be available from April 18, 2003 – April 20, 2003. A live Web cast of the conference call can be accessed through our Website, www.interwoven.com.

[LOGO]INTERWOVEN

About Interwoven

Interwoven, Inc. is a world-leading provider of content management software for the enterprise. Allied with the leading enterprise application providers, the Interwoven 5 platform provides content management for more than 1100 organizations world wide including Air France, Cisco Systems, General Electric, General Motors, and Yamaha. For more information visit www.interwoven.com.

Copyright 1996-2003 Interwoven, Inc. All rights reserved. Interwoven, TeamSite, MetaTagger, OpenDeploy, the taglines, logo and service marks are trademarks of Interwoven, Inc., which may be registered in certain jurisdictions. All other trademarks are owned by their respective owners.

This press release contains “forward-looking” statements, including statements about historical results that may suggest trends for our business. These statements are based on estimates and information available to us at the time of the release and are not guarantees of future performance. Actual results could differ materially from our current expectations as a result of many factors, including: customer spending on web initiatives may decline during the current economic downturn, which may be longer than anticipated; management changes may disrupt our business; and the competitive market for our products is rapidly evolving. These and other risks and uncertainties associated with our business are described in our most recent annual report on Form 10-K and subsequent Forms 10-Q and 8-K, which are on file with the SEC and available through www.sec.gov.